CLOSING AGREEMENT


          This Closing Agreement dated as of December 7, 2001 (this "Agreement") is hereby made by and among:

          United Pan-Europe Communications N.V., a corporation organized under the laws of The Netherlands, having its principal executive office at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands ("UPC");

          Groupe Canal+ S.A., a corporation organized under the laws of France, having its principal executive office at 85/89, quai Andre Citroen, 75711 Paris Cedex 15, France ("Canal+");

          UPC Polska Inc., a corporation organized under the laws of the State of Delaware, having its principal executive office at 4643 South Ulster Street, Suite 1300, Denver, CO 80237 USA ("UPC Polska");

          Polska Telewizja Cyfrowa TV Sp. z o.o., a limited liability organized under the laws of the Republic of Poland, having its principal executive office at ul. Szturmowa 2A 02-678 Warsaw, Poland ("PTC"); and

          Telewizyjna Korporacja Partycypacyjna S.A., a joint stock company organized under the laws of the Republic of Poland, having its registered office at Kawalerii No. 5, 00-460 Warsaw, Poland ("TKP", and together with Canal+, UPC, UPC Polska and PTC, each a "Party" and together the "Parties"); and

          Polcom Invest S.A., a joint stock company organized under the laws of the Republic of Poland, having its registered office at ul. Chelmska 21,Warsaw, Poland ("PolCom"), intervening for purposes of Article 2.1 hereof.



                                    RECITALS

          WHEREAS, the Parties entered into a Contribution and Subscription Agreement on August 10, 2001 (the "Contribution and Subscription Agreement") whereby they decided to combine the operations of TKP and the satellite direct-to-home ("DTH") broadcasting activities of UPC Polska in Poland in order to create a common DTH broadcasting platform for the distribution of programming and services targeted to audiences in Poland;

          WHEREAS, the UPC, Canal+, PTC and PolCom entered into a Shareholders Agreement on August 10, 2001 (the "Shareholders Agreement") whereby they set forth their agreements with respect to the management of TKP and their respective rights and obligations as shareholders of TKP, as of the Closing Date;

          WHEREAS, on November 10, 2001, the Polish Office for Competition and Consumer Protection issued a decision granting its consent to the concentration as described in the antimonopoly notification of August 14, 2001, and the Parties have determined that no

Polish broadcasting regulatory approvals are necessary in respect of the transactions, in each case as contemplated by the Contribution and Subscription Agreement;

          WHEREAS, in the interest of time and for the benefit of each Party's business interests, the Parties wish, as permitted under Polish law, to hold a preliminary closing in respect of certain of their obligations prior to the registration by the Polish Commercial Court of the resolutions of TKP's general meeting of shareholders authorizing the share capital increase and the amendments to TKP's statutes referred to in Article 3.1 of the Contribution and Subscription Agreement;

          WHEREAS, at such preliminary closing, among other things, PTC shall contribute Wizja TV Sp. z o.o. ("Wizja") and UPC Broadcast Centre Ltd. ("UPC Broadcast") to TKP and UPC Polska shall assign to Canal+ its debt receivable under its (euro)150 million shareholder loan to Wizja in return for consideration in the amount of (euro)150 million;

          WHEREAS, the Parties agree to such preliminary closing, subject to the terms and conditions set forth herein, which are intended to supplement and amend the Contribution and Subscription Agreement;

          NOW, THEREFORE, the Parties have agreed as follows:

                                    ARTICLE I
                             The Preliminary Closing

          1.1 The Parties have carried out the following transactions at a closing (the "Preliminary Closing") on the date hereof (the "Preliminary Closing Date"):

          (a) Subscription by PTC for Shares of TKP. PTC has subscribed, at a price of 2,149.61 Polish zlotys per share, for 317,189 shares of TKP, which shall represent 25% of the outstanding share capital of TKP immediately following the issuance of such shares.

          (b) Contribution by PTC of Shares of the Contributed Companies. In accordance with the terms of the share contribution agreement dated the date hereof, PTC has contributed to TKP and TKP has accepted 100% of the share capital of Wizja and 100% of the share capital of UPC Broadcast.

          (c) (euro)150 Million UPC Shareholder Loan. UPC Polska has assigned its debt receivable under its (euro)150 million shareholder loan to Wizja, as amended (the "UPC Shareholder Loan") to Canal+ in consideration for a payment of
(euro)150 million (the "UPC Loan Assignment").

          (d) Assignment of Programming Rights and Obligations. In accordance with the terms and conditions of the Programming Rights Agreement dated the date hereof (the "Programming Rights Agreement"), Wizja TV B.V. has provided to Cyfra+ and Wizja TV Sp. z o.o., and Cyfra+ and Wizja TV Sp. z o.o. have assumed, the programming rights and obligations that directly relate to the UPC Polska DTH Business, to the extent and in the manner provided in Article 3.1(h) of the Contribution and Subscription Agreement.

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

          (e) Assumption of Guarantees. In accordance with the terms and conditions of the Programming Rights Agreement and the Deed of Guarantee dated the date hereof, TKP has assumed UPC Polska's obligations under certain guarantees relating to UPC Polska's DTH business in accordance with Article 3.1(e) of the Contribution and Subscription Agreement.

          (f) Amendment of TKP Statute. Amendments to TKP's statutes in respect of PTC's shareholding have been approved and adopted by a resolution of the general meeting of the shareholders of TKP on the date hereof as set forth in
Exhibit I hereto, which come into force on the date of their registration with the Commercial Court of Warsaw.

          (g) Appointment of Members to the Supervisory Board of TKP. By a resolution of the general meeting of the shareholders of TKP on the date hereof, as set forth in Exhibit I hereto, two members of the Supervisory Board were dismissed from office and two persons selected by PTC were appointed by the shareholders of TKP. At the same meeting the shareholders approved a conditional resolution, as set forth Exhibit I hereto, dismissing all members of the Supervisory Board upon the issuance of the shares described in Article 1 hereof to PTC.

          (h) Agreement to Uplink UPC's Central European DTH Business. In accordance with Article 4.3(a)(v) of the Contribution and Subscription Agreement, the Parties entered into a letter agreement dated the date hereof whereby TKP agreed to continue to provide UPC's Central European DTH Business with certain uplink facilities and services.

          1.2 These steps completed at the Preliminary Closing shall be deemed to have occurred simultaneously. The Parties agree that Article III of the Contribution and Subscription Agreement is hereby amended to eliminate from the transactions required to be carried out at the Closing (as defined in Article
3.3 of the Contribution Agreement, the "Closing") those transactions carried out at the Preliminary Closing.



                                   ARTICLE II
          Interim Undertakings in Respect of the Contributed Companies

          2.1 During the period between the Preliminary Closing and the Closing, Canal+, PolCom and PTC agree that PTC shall enjoy the following rights under the Shareholders Agreement, as if such Shareholders Agreement were already effective and PTC were a holder of twenty five percent (25%) of the issued and outstanding shares of TKP:

          (a) All proposals made in accordance with Article 2.2 of the Shareholders Agreement shall be sent in writing to UPC in the same manner as to the TKP shareholders. UPC shall have the opportunity at any time prior to each such meeting to express its support of any proposal and in the event that UPC does not give written notice of its support of any such proposal, it may only be approved with the affirmative vote of the required majority of the votes cast, treating PTC's 25% of the shares as not having been voted in support of the decision, proposal or action;

          (b) Articles 2.5, 2.6 and 2.8 of the Shareholders Agreement shall apply as between the parties to the Shareholders Agreement;

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

          (c) Articles 3.1, 3.2 and 3.4 of the Shareholders Agreement shall apply as between the parties to the Shareholders Agreement, and the rights and obligations of the parties in respect of the purchase or sale of such shares shall take effect immediately upon Closing; and

          (d) Articles  4.10 and 4.11 of the  Shareholders  Agreement and all of
Article 5 shall apply as between the parties to the Shareholders Agreement.

          2.2 PolCom hereby undertakes not to transfer (as defined in the Shareholders Agreement), directly or indirectly, any of its shares in TKP between the Preliminary Closing and the Closing.

          2.3 For the avoidance of doubt,  the rights granted to PTC pursuant to
Article 2.1 above shall be in addition to PTC's rights and obligations under Articles 4.2, 4.4, 4.5 and 4.6 of the Contribution and Subscription Agreement, as amended by this Agreement, which shall continue to remain in full force and effect until the Closing.

          2.4 Canal+ and PolCom hereby undertake that, between the date hereof and the Closing, the persons selected by PTC and appointed to the Supervisory Board of TKP by the general meeting of shareholders of TKP, as described in
Article 1.1(g) herein, shall not be dismissed or replaced without the prior written consent of PTC.

          2.5 The Parties agree that Article 4.5(b) of the Contribution and Subscription Agreement shall no longer apply after the Preliminary Closing.

          2.6 The Parties agree that none of the transactions carried out in the Preliminary Closing shall be deemed to violate the standstill provisions set forth in Article 4.5 of the Contribution and Subscription Agreement.



                                   ARTICLE III
    Interim Undertakings in Respect of the Amount of the UPC Shareholder Loan

          Upon receipt of (euro)150 million in consideration for the UPC Loan Assignment, UPC Polska agrees to deposit (euro)30 million in an escrow account with Fortis Bank N.V., providing that such (euro)30 million may be used solely:
(a) to finance PTC's obligation to provide funding in such amount at the Closing to TKP, or (b) to reimburse Canal+ for a portion of its consideration paid to UPC Polska for the UPC Loan Assignment in the event the transactions contemplated by this Agreement are unwound as contemplated in Article IV below. The funds in escrow will be held at Fortis Bank N.V., in an account to be identified by UPC Polska as per the escrow agreement entered into as of the date hereof. Any interest accruing on the amounts deposited into escrow shall be for the account of UPC Polska.

                                   ARTICLE IV
                             Failure of Registration

          4.1 In the event that, for whatever reason, the application to the Commercial Court of Warsaw to register the TKP share capital increase subscribed to by PTC is denied, the Parties shall cooperate to cure the reason for such rejection of the application and/or to reapply for such registration, provided that such cure does not

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
  substantially affect the commercial and legal basis of the transactions contemplated by the Contribution and Subscription Agreement and this Agreement. If the Parties are unsuccessful in curing such rejection after a period of six (6) months from the date the application was first rejected, or the Parties are otherwise required to unwind the transactions pursuant to Polish law, then the Parties shall unwind all of the transactions set forth in Article I of this Agreement as soon as practicable under the circumstances. In particular, and without prejudice to the generality of the foregoing:

          (a) TKP shall re-transfer 100% of the shares of Wizja and UPC Broadcast to PTC in accordance with all applicable law and on a cash-free and debt-free basis (except for the UPC Shareholder Loan and trade payables in the same amount as at the time of the initial transfer); and

          (b) UPC Polska shall pay Canal+ (euro)150 million and Canal+ shall reassign the UPC Shareholder Loan to UPC Polska. Canal+ hereby grants its consent to the use by UPC Polska of the (euro)30 million held in escrow pursuant to Article III of this Agreement to repay Wizja pursuant to this Article 4.1.

          4.2 The Parties hereby agree to resolve in good faith any issues and to equitably allocate any costs arising out of the unwinding of the transactions set forth in Article I of this Agreement as contemplated in this Article IV; provided, that this shall be without prejudice to the Parties' existing and continuing rights and obligations under the Contribution and Subscription Agreement and all other provisions of this Agreement.

                                    ARTICLE V
                 General Undertakings and Additional Amendments to the Contribution and Subscription Agreement

          5.1 The Parties hereby amend the Contribution and Subscription Agreement such that when the term "Closing" and "Closing Date" are used in the definition of "Transition Period" in Article I of the Contribution and Subscription Agreement they shall be replaced by "Preliminary Closing" and "Preliminary Closing Date", respectively, as defined in this Agreement.

          5.2 The Parties hereby amend the Contribution and Subscription Agreement by deleting in its entirety the text of Article 3.1(c) and replacing it with the following:

          "Assignment of UPC Shareholder Loan. (i) At the time of the contribution referred to in Article 3.1(a)(i), the Contributed Companies shall be cash free and debt free except for trade payables to third party trade creditors incurred in the ordinary course of business and the following:

          (A)  one shareholder loan from UPC Polska to Wizja TV Sp. z o.o. in an
               amount   of(euro)150   million   including   interest  (the  "UPC
               Shareholder Loan");

          (B) trade payables of Wizja TV Sp.z o.o. to Wizja TV B.V. not to exceed three million six hundred and fifty thousand U.S. dollars (U.S.$3,650,000.00);

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

          (C) indebtedness to subsidiaries of UPC not to exceed in an amount of one hundred and ninety two million five hundred and thirty four thousand one hundred Polish Zloty (PLN 192,534,100.00), which UPC shall, or shall cause its subsidiaries to forgive on January 2, 2002;

          (D) in UPC Broadcast Centre Ltd., approximately two million seven hundred thousand pounds sterling (GBP 2,700,000.00) in cash and an equal amount of debt to UPC Polska; and

          (E) an amount payable by Wizja TV Sp. z o.o. to Philips Polska Sp. z o.o. totaling PLN 2,900,000 and a receivable of Wizja TV Sp. z o.o. from Philips Polska Sp. z o.o. totaling US$1,000,000.

          (ii)  At  the  Preliminary   Closing,  UPC  Polska  shall  assign  its
receivable  under  the UPC  Shareholder  Loan to  Canal+  for  consideration  of
(euro)150 million (the "UPC Loan Assignment").

          (iii) The amount of trade payables set forth in in Article 3.1(c)(i)(B) shall be settled by payment of such amount by Wizja TV Sp z o.o. to Wizja B.V. in three equal installments of US$ 1,216,666.70 on the dates which are 30, 60 and 90 days following the Preliminary Closing Date.

          (iv) If the amount ultimately received by Wizja TV Sp. z o.o. from Philips Polska Sp. z o.o. pursuant to Article 3.1(c)(i)(E) is less than PLN 2,900,000, UPC shall indemnify TKP for the difference between PLN 2,900,000 and the amount received and if such amount received is greater than PLN 2,900,000, TKP shall cause Wizja TV Sp. z o.o. to pay UPC for the difference between PLN 2,900,000 and the amount received. The Parties expressly agree that any payment made pursuant to this provision shall not be subject to the limitations set forth in Article 10.4 herein."

          5.3 For the avoidance of doubt,  the Parties'  obligation  pursuant to
Article 3.1(d) of the Contribution and Subscription Agreement to extend funding to TKP shall arise on the Closing Date and not immediately following the capital increase and subscription described in Article 3.1(a)(ii) of the Contribution and Subscription Agreement.

          5.4 The Parties hereby agree to the reduction of Canal+'s share of the funding obligations pursuant to Article 3.1(d) of the Contribution and Subscription Agreement in an amount equal to the cash balance of the TKP Group as of December 7, 2001, representing unallocated cash reserves of TKP as of the Preliminary Closing that were provided by Canal+ and that shall be used by TKP to enable it to meet its funding requirements following the Preliminary Closing.

          5.5 The Parties hereby amend the Contribution and Subscription Agreement such that each time the term "Closing" or "Closing Date" is used in
Article 3.1(h) of the Contribution and Subscription Agreement it shall be replaced by "Preliminary Closing" or "Preliminary Closing Date" (as applicable), as defined in this Agreement.

          5.6 The Parties hereby amend Article 3.3 of the Contribution and Subscription Agreement by replacing the first sentence thereof with the following:

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

          "The closing of the transactions provided for in this Agreement (the "Closing") shall be held on the second business day after the receipt by PTC of a copy of the official confirmation from the Commercial Court of Warsaw that the share capital increase subscribed to by PTC has been registered with such Commercial Court."

          5.7 As soon as possible following the Preliminary Closing, TKP shall file a motion with the Commercial Court of Warsaw to register the resolutions of the general meeting shareholders of TKP approving the share capital increase, amending the statutes of the company and appointing two new members to the Supervisory Board. TKP shall make diligent inquiries as to the status of its motion and shall inform PTC immediately following receipt of official confirmation from the Commercial Court of Warsaw that the share capital increase subscribed to by PTC has been registered with such Commercial Court, which shall be issued in the form of an excerpt from the National Court Register.

          5.8 The Parties hereby amend the Contribution and Subscription Agreement to provide that the actions specified in Articles 4.1(a), 4.1(b), 4.1(c) and 4.1(e) of the Contribution and Subscription Agreement shall be undertaken by the Parties on or before the Preliminary Closing.

          5.9  The  Parties  hereby  amend  the  Contribution  and  Subscription
Agreement  to  eliminate  Canal+'s   obligation  under  Article  4.1(d)  of  the
Contribution and Subscription Agreement.

          5.10 The Parties hereby amend the Contribution and Subscription Agreement such that the term "Closing" in Article 4.3(c)(i) of the Contribution and Subscription Agreement shall be replaced by "Preliminary Closing", as defined in this Agreement.

          5.11 The Parties hereby amend the Contribution and Subscription Agreement to eliminate the Parties' obligation under Article 4.3(a)(iii) of the Contribution and Subscription Agreement to enter into an agreement relating to a Cryptoworks license.

          5.12 The Parties hereby agree that Article 5.1(c) of the Contribution and Subscription Agreement shall apply at the time of the Preliminary Closing and not at the time of the Closing. For the avoidance of doubt, the Net Asset Value of the Contributed Companies and the TKP Companies for the purposes of subsection (x) of such Article shall be calculated as at the Preliminary Closing rather than as at the Closing.

          5.13 The Parties hereby amend the Contribution and Subscription Agreement such that each time the term "Closing Date" is used in Article 5.1(d) of the Contribution and Subscription Agreement it shall be replaced by "Preliminary Closing", as defined in this Agreement.

          5.14 The Parties hereby amend and clarify Article VII of the Contribution and Subscription Agreement as follows:

          (a) Article 7.3(b) of the Contribution and Subscription Agreement shall be amended to replace the term "Closing" with "Preliminary Closing", as defined in this Agreement. Exhibit 4.1 shall be amended to replace the phrase "776,918 shares of TKP" with the phrase "951,568 shares of TKP".

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

          (b) Article 7.5(e) of the Contribution and Subscription Agreement shall be amended to replace the term "Closing Date" with "Preliminary Closing Date", as defined in this Agreement.

          (c) Article 7.13 of the Contribution and Subscription Agreement shall be amended to replace the term "Closing Date" with "Preliminary Closing Date", as defined in this Agreement.

          5.15 The Parties hereby amend Article VIII of the Contribution and Subscription Agreement as follows:

          (a) Article 8.3(a) of the Contribution and Subscription Agreement shall be amended to replace the term "Closing" with "Preliminary Closing", as defined in this Agreement.

          (b) Article 8.5(a) and (e) of the Contribution and Subscription Agreement shall be amended to replace the term "Closing Date" with "Preliminary Closing Date", as defined in this Agreement.

          (c) Schedule 8.7 is hereby amended to add the following:

"4. A potential claim by Polymus Dystrybucja Sp. z o.o. against Wizja TV Sp. z o.o. seeking damages for loss of income under the distribution agreement."

UPC hereby indemnifies Canal+ and its affiliates for any damages arising under such claim relating to actions taken by UPC or any of its affiliates prior to the Preliminary Closing.

          (d) Article 8.13 of the Contribution and Subscription Agreement shall be amended to replace the term "Closing Date" with "Preliminary Closing Date", as defined in this Agreement.

          5.16 The Parties hereby amend Article X of the Contribution and Subscription Agreement as follows:

          (a) all references to the term "Closing", either alone or as part of another defined term, shall be replaced and read as meaning the "Preliminary Closing", as defined in this Agreement. For the avoidance of doubt, it is the intention of the Parties that the post-closing adjustment procedure and related provisions set forth in Article X be carried out immediately following the Preliminary Closing and take, as a valuation date and date for the preparation of financial accounts, the Preliminary Closing Date.

          5.17 The Parties hereby agree that all provisions of Contribution and Subscription Agreement, except for those expressly waived or amended herein, remain in full force and effect.

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                                   ARTICLE VI
                                  Miscellaneous

          6.1 Confidentiality.

          The Parties agree and acknowledge that the provisions regarding confidentiality of information set forth in Article 11.1 of the Contribution and Subscription Agreement shall apply, mutatis mutandis, to the terms and provisions of this Agreement.

          6.2 Governing Law; Disputes.

          The mutual obligations of the Parties hereunder shall be governed by Belgian law (excluding Belgian conflict of laws rules) and any other provision of Belgian corporate law under which any provision hereof may be deemed unenforceable. Accordingly, the Parties hereby irrevocably waive their right to invoke against each other any applicable mandatory provision of Polish law that may conflict with the provisions of this Agreement.

          Any dispute arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC") as existing as of the date of commencement of the arbitration proceedings by an arbitral tribunal composed of three (3) arbitrators designated by the ICC in accordance with said Rules. The arbitration proceedings shall take place in Brussels, Belgium and shall be conducted in the English language. The arbitral award shall be binding upon the parties to the arbitration and judgment upon any award rendered may be entered in any court having jurisdiction. The prevailing party in the arbitration shall be paid the arbitration fees and reasonable attorneys fees and expenses incurred by it.

          Notwithstanding the provisions of this Article 11.2, the Parties agree that, prior to any Party submitting to arbitration of any claim, dispute or disagreement (each, a "Disagreement") arising in connection with this Agreement, such Party shall notify such Disagreement to the other Party, after which the senior management of the Parties shall negotiate in good faith for a period of thirty (30) days to resolve such Disagreement. If at the end of such thirty (30) day period, the Disagreement persists, there shall be a fifteen (15) day cooling-off period, after which there shall be a further period of thirty (30) days of negotiations which shall include at least one face-to-face meeting of the chief executive officer, chief operating officer and/or chief financial officer of each of Canal+ and UPC.

          6.3 Severance.

          If any provisions of this Agreement or any part thereof are rendered void, illegal or unenforceable in any respect, the Parties shall use their reasonable efforts to substitute for such provisions valid provisions that in their economic effect come so close to the original provisions that it can reasonably be assumed that the Parties would have executed this Agreement including the new provisions. In the event that such provisions cannot be found, the invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it can be reasonably assumed that the Parties would not have executed this Agreement without the invalid provisions.

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

          6.4 Entire Agreement.

          This Agreement and the Contribution and Subscription Agreement constitute the entire agreement among the Parties. To the extent there is a conflict between the terms of this Agreement and the Contribution and Subscription Agreement, the terms of this Agreement shall prevail.

          This Agreement may not be modified or terminated except by an instrument in writing signed by each of the Parties and, in respect of Article 2.1, by PolCom.

          6.5 Headings and Defined Terms

          The headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning attributed to them in the Contribution and Subscription Agreement.

          6.6 Language.

          It is expressly provided that as between the Parties, the original English version of this Agreement shall be the only binding document and that, in the event of any discrepancy between the original English version and its Polish translation, the former shall prevail.

          6.7 Notices.

          All notices to be given by any Party to the others in connection with this Agreement shall be given in writing in English in the manner and to the address provided in Article 11.12 of the Contribution and Subscription Agreement.

          6.8 Counterparts.

          This  Agreement  may  be  executed  in  counterparts.   Each  separate
counterpart together with such other counterparts having the signatures of all Parties shall form one original.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in five (5) original counterparts as of the date first indicated hereof.




                                    GROUPE CANAL+ S.A.


                                    By:
                                        ----------------------------------------



                                    UNITED PAN-EUROPE COMMUNICATIONS N.V.


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------



                                    TELEWIZYJNA KORPORACJA PARTYCYPACYJNA S.A.


                                    By:
                                        ----------------------------------------

                                    UPC POLSKA, INC.


                                    By:
                                        ----------------------------------------



                                    By:
                                        ----------------------------------------



                                    POLSKA TELEWIZJA CYFROWA WIZJA TV SP. Z O.O.


                                    By:
                                        ----------------------------------------


                                    By:
                                        ----------------------------------------



Agreed to for the purposes of Article 2.1 only



                                    PolCom Invest S.A.



                                    By:
                                        ----------------------------------------

                                    EXHIBIT I



















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